Exhibit 3.1

                       CERTIFICATE OF OWNERSHIP AND MERGER

                                       OF

                                 INTERMEC, INC.
                            (a Delaware corporation)

                                      INTO

                                   UNOVA, INC.
                            (a Delaware corporation)

                           __________________________


It is hereby certified that:

1. UNOVA, Inc. (hereinafter sometimes referred to as the "Corporation") is a business corporation of the State of Delaware.

2. The Corporation is the owner of all of the outstanding shares of the stock of Intermec, Inc., which is also a business corporation of the State of Delaware.

3. On September 8, 2005, the Board of Directors of the Corporation adopted the following resolutions to merge Intermec, Inc. into the Corporation:

         NOW, THEREFORE, BE IT RESOLVED, that Intermec, Inc. be merged into this Corporation pursuant to Section 253 of the Delaware General Corporation Law, and that all of the estate, property, rights, privileges, powers and franchises of Intermec, Inc. be vested in and held and enjoyed by this Corporation as fully and entirely and without change or diminution as the same were before held and enjoyed by Intermec, Inc. in its name and that this Corporation shall assume all of the obligations of Intermec, Inc.

         RESOLVED FURTHER, that in conjunction with such merger, this Corporation shall change its corporate name to "Intermec, Inc." and that Article I of the Certificate of Incorporation of this Corporation shall be amended to read as follows:

              The name of the corporation (which is hereinafter referred to as the "Corporation") is:

                                 Intermec, Inc.

         RESOLVED FURTHER, that this Corporation shall cause to be executed and filed and/or recorded the documents prescribed by the laws of the State of Delaware and by the laws of any other appropriate jurisdiction and will cause to be performed all necessary acts within the State of Delaware and any other appropriate jurisdiction in connection with such merger and change of corporate name.

         RESOLVED FURTHER, that the Certificate of Ownership and Merger setting forth a copy of these resolutions, and the merger therein provided for, shall become effective when such Certificate is filed with the State of Delaware.


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4.   The Corporation requests that this Certificate of Ownership and Merger and the merger herein provided for be made effective on January 1, 2006.


Executed on December 1, 2005         UNOVA, INC.


                                     By:          /s/ Cathy D. Younger
                                         ---------------------------------------
                                                    Cathy D. Younger
                                          Vice President and Corporate Secretary